AMENDED AND RESTATED EMPLOYMENT AGREEMENT

DATED MARCH 11, 2016

This Amended and Restated Employment Agreement (“Agreement”) is made by and between PICO Holdings, Inc., a diversified holding company formed under the laws of the state of California (“Company”), and John R. Hart (“Employee”). This Agreement shall take effect on March 11, 2016 (the “Effective Date”) and as of the Effective Date shall supersede and replace in its entirety the Amended and Restated Employment Agreement between the Company and Employee dated December 24, 2014 (the “Prior Agreement”).

Agreement

In consideration of the foregoing, and of their mutual promises contained herein, the parties agree and intend to be legally bound as follows:

1.Employment and Term. The Company hereby agrees to continue to employ Employee, and Employee hereby accepts such continued employment, on the terms and conditions set forth herein, for a period commencing on the Effective Date and ending on the date that is five (5) years following the Effective Date (the “Term”).

2.Duties. Employee is engaged in the position of President and Chief Executive Officer. Employee shall perform faithfully and diligently the duties customarily performed by persons in the position for which Employee is engaged.

3.Compensation.

(a)Base Salary. As compensation for the performance of the duties hereunder, the Company shall pay to Employee an annual Base Salary of $1,000,000.

(b)Bonus. In addition, Employee shall be eligible to receive bonus payment(s) under the PICO Holdings, Inc. Executive Bonus Plan (the “Bonus Plan”) in accordance with the terms of the Bonus Plan and this Agreement.

(i)If the Company terminates Employee’s employment other than for Cause (as defined below), or if Employee resigns for Good Reason (as defined below), or Employee’s employment ends due to Employee’s death or Permanent and Total Disability (as defined below), Employee shall be entitled to payment of an amount, if any, under Section 8 of the Bonus Plan, as determined in accordance with such Section. Any such amount (less applicable tax withholdings) shall be paid, subject to Section 17, in a lump sum no later than March 15 of the calendar year following the calendar year in which such amount was no longer subject to a “substantial risk of forfeiture” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(ii)If Employee’s termination of employment with the Company occurs due to any reason other than as specified in Section 3(b)(i), Employee shall not be entitled to payment of any amount under Section 8 of the Bonus Plan in connection with such termination of employment, unless otherwise specified by the Board of Directors of the Company (the “Board”). Any such amount (less applicable tax withholdings) shall be paid, subject to Section 17, in a lump sum no later than March 15 of the calendar year following the calendar year in which such amount was no longer subject to a “substantial risk of forfeiture” as defined in Section 409A of the Code.

(c)Employee Benefits.

(i)Employee shall be entitled to the standard employee benefit package made available to other full time employees of the Company, subject to the terms, conditions and restrictions stated in that package and the applicable benefit plan documents. Notwithstanding the preceding sentence, the termination payments available under this Agreement shall be in lieu of any standard severance benefits payable to Employee under the severance program available generally to employees of the Company, if any. Subject to requirements of applicable state and federal law, the Company shall have the right, at any time, to prospectively amend, modify or eliminate such standard employee benefits, which changes shall become effective immediately, provided such changes also apply immediately to other full time employees of the Company.

(ii)In the event of any conflict between the terms of this Agreement and the terms of the PICO Holdings, Inc. 2014 Equity Incentive Plan, the PICO Holdings, Inc. Notice of Grant of Restricted Stock Units, the Bonus Plan, or the terms of any equity or compensation plan, grant agreement, award agreement, deferred compensation agreement or arrangement, or any other plan, program, policy, agreement or document, Employee shall receive such compensation, benefits or remuneration that in Employee’s sole discretion is more favorable to Employee. The Company covenants that any agreement evidencing equity interest entered into after the date of this Agreement shall incorporate by reference this Section 3(c)(ii).

(d)Equity Grants. Except as provided in Section 3(c)(ii), all Company equity awards previously granted to Employee shall continue in effect from and following the Effective Date in accordance with their existing terms.

(e)Payments by Affiliates. All compensation, fees or other remuneration payable to Employee by any affiliate of the Company shall be waived or if paid, remitted to the Company.

4.Termination of Employment.

(a)Termination for Cause by Company. The Company may terminate Employee’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as gross negligence or willful misconduct related to the business of the Company where such gross negligence or willful misconduct is materially and demonstrably injurious to the Company, or any willful acts or willful omissions that are materially and demonstrably injurious to the Company. In the event Employee’s employment is terminated in accordance with this Section 4(a), Employee shall be entitled to receive only Employee’s Base Salary then in effect, prorated to the date of termination, all accrued and unused vacation, all vested benefits, vested equity interests (including stock units and stock appreciation rights), vested deferred compensation (including stock units and stock appreciation rights), all cash, wages, compensation, benefits or remuneration already awarded, provided or paid to Employee including but not limited to any such cash, wages, compensation, benefits or remuneration held in trust for the benefit of Employee, and to the extent not previously paid, any bonus payable to Employee under Section 7 of the Bonus Plan with respect to the Plan Year (as defined in the Bonus Plan) that ended immediately prior to the Plan Year in which Employee’s termination of employment occurs (which bonus, if any, shall be paid in accordance with Section 7 of the Bonus Plan). All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. Employee will not be entitled to receive the Separation Package described in Section 4(b) below or the Good Reason Separation Package described in Section 4(c) below.

(b)Termination Other Than For Cause by Company. If Employee’s services under this Agreement are terminated by the Company for any reason other than Cause, including termination in conjunction with a change in control of the Company, prior to the end of the Term, then in addition to the benefits and remuneration in Section 4(a) above, Employee shall be entitled to receive the following payments and benefits (the “Separation Package”) and all other Company obligations to Employee will be automatically terminated and completely extinguished:

(i)$10,000,000, which amount (less applicable tax withholdings) shall be paid, subject to Section 17, in a lump sum on the sixtieth (60th) day following the date of Employee’s termination of employment;

(ii)the amount, if any, determined under Section 3(b)(i) and payable at the time provided by such Section;

(iii)upon termination of employment, all of Employee’s unvested equity interest in the Company shall immediately vest;

(iv)the Company shall have the obligation to continue to pay on a monthly basis an amount equal to the greater of (a) the amount paid with respect to health benefits on behalf of Employee and Employee’s eligible dependents that exist and are paid for by the Company as of the Effective Date or (b) the amount paid with respect to health benefits on behalf of Employee and Employee’s eligible dependents that exist and are paid for by the Company as of the date of the termination of Employee’s employment, until Employee’s death or until Employee accepts health coverage from another employer. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that at any point it cannot provide the foregoing benefit without either the Company or Employee potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act and Section 409A of the Code), the Company shall in lieu thereof provide to Employee a single lump sum cash payment of $540,000 and such amount shall be paid no later than March 15 of the calendar year following the calendar year in which such amount was no longer subject to a “substantial risk of forfeiture” as defined in Section 409A of the Code; and

(v)$389,114, which is equal to (i) the dollar value of Employee’s accrued and unused vacation and personal days as of December 31, 2015, calculated using Employee’s Base Salary as of such date, minus (ii) the dollar value of Employee’s accrued and unused vacation and personal days as of December 31, 2015, calculated using Employee’s Base Salary as of the Effective Date. Any such amount (less applicable tax withholdings) shall be paid, subject to Section 17, in a lump sum on the sixtieth (60th) day following the date of Employee’s termination of employment.

(c)Termination by Employee for Good Reason. If Employee resigns for Good Reason (as defined below), then in addition to the benefits and remuneration in Section 4(a) above, Employee shall be entitled to receive the following payments and benefits (the “Good Reason Separation Package”) and all other Company obligations to Employee will be automatically terminated and completely extinguished:

(i)$5,000,000 (unless the Good Reason consists of the condition described in Section 4(d)(viii), in which case the amount shall be $10,000,000), which amount (less applicable tax withholdings) shall be paid, subject to Section 17, in a lump sum on the sixtieth (60th) day following the date of Employee’s termination of employment;

(ii)the amount, if any, determined under Section 3(b)(i) and payable at the time provided by such Section;

(iii)upon termination of employment, all of Employee’s unvested equity interest in the Company shall immediately vest;

(iv)the Company shall have the obligation to continue to pay on a monthly basis an amount equal to the greater of (a) the amount paid with respect to health benefits on behalf of Employee and Employee’s eligible dependents that exist and are paid for by the Company as of the Effective Date or (b) the amount paid with respect to health benefits on behalf of Employee and Employee’s eligible dependents that exist and are paid for by the Company as of the date of the termination of Employee’s employment, until Employee’s death or until Employee accepts health coverage from another employer. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that at any point it cannot provide the foregoing benefit without either the Company or Employee potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act and Section 409A of the Code), the Company shall in lieu thereof provide to Employee a single lump sum cash payment of $540,000 and such amount shall be paid no later than March 15 of the calendar year following the calendar year in which such amount was no longer subject to a “substantial risk of forfeiture” as defined in Section 409A of the Code; and

(v)$389,114, which is equal to (i) the dollar value of Employee’s accrued and unused vacation and personal days as of December 31, 2015, calculated using Employee’s Base Salary as of such date, minus (ii) the dollar value of Employee’s accrued and unused vacation and personal days as of December 31, 2015, calculated using Employee’s Base Salary as of the Effective Date. Any such amount (less applicable tax withholdings) shall be paid, subject to Section 17, in a lump sum on the sixtieth (60th) day following the date of Employee’s termination of employment.

(d)For the purpose of this Agreement, Employee’s resignation shall be deemed to be for “Good Reason” if Employee resigns within two years following the first occurrence of any of the following conditions which remains in effect for thirty (30) days after written notice from Employee to the Board delivered within sixty (60) days following Employee’s knowledge of the first occurrence of such condition: (i) a reduction in Employee’s Base Salary; (ii) a material reduction in the health and welfare insurance, retirement or other benefits available to Employee as of the date of this Agreement (except for reductions in such benefits applicable to senior executive employees of the Company generally); (iii) the failure of the Company or any successor to honor any material terms of this Agreement; (iv) a material diminution in Employee’s position, authority, duties or responsibilities, other than as provided in Section 5, below; (v) the requirement that Employee regularly work from a facility or a location more than fifty (50) miles from La Jolla, California (excluding reasonable business travel required as part of Employee’s job duties); (vi) the modification or termination of the Bonus Plan without Employee’s written consent; (vii) the failure to pay Employee some or all of a bonus to which he is entitled (including, but not limited to, and at the time to which he is entitled) under the Bonus Plan without Employee’s written consent; or (viii) the Board approves a material change to (or takes actions that are materially inconsistent with) the business plan described in the Company’s November 17, 2015 press release, whereby the Company no longer intends to return capital to its shareholders as assets are monetized, without Employee’s written consent. Employee acknowledges and agrees that notwithstanding anything to the contrary in this Agreement or the Prior Agreement, the reduction in Employee’s Base Salary to $1,000,000 as of the Effective Date shall not constitute Good Reason for purposes of this Agreement or the Prior Agreement.

(e)Termination by Employee for Other Than Good Reason. Employee may resign for any reason at any time for other than Good Reason. In the event Employee resigns for other than Good Reason, he shall receive the benefits and remuneration as described in Section 4(a) above.

(f)Expiration of Term. No later than one year prior to the expiration of the Term of this Agreement, the Company shall initiate negotiations with Employee regarding the extension of this Agreement. In the event that the Company and Employee are unable to reach an agreement regarding such extension, Employee shall be entitled to receive the benefits and remuneration as described in Section 4(a) above and the Good Reason Separation Package set forth in Section 4(c) above; provided, however, that for clarity, the applicable amount under Section 4(c)(i) shall be $5,000,000. Any amounts payable pursuant to this Section 4(f) shall be payable at the same times and subject to the same conditions as set forth in Section 4(c), including Section 17, and as if the expiration of the Term of this Agreement is the date of termination.

5.Termination As A Result of Death or Disability of Employee. In the event Employee’s employment ends as a result of death or Permanent and Total Disability prior to the end of the Term, in addition to the benefits and remuneration as described in Section 4(a) above and death or disability benefits under any life insurance or disability insurance policy, Employee or the person designated by Employee to receive death benefits hereunder, as applicable, shall be entitled to receive the Good Reason Separation Package described in Section 4(c) above; provided, however, that for clarity, the applicable amount under Section 4(c)(i) shall be $5,000,000. Any amounts payable pursuant to this Section 5 shall be payable at the same times and subject to the same conditions as set forth in Section 4(c), including Section 17. If no person has been designated by Employee to receive death benefits hereunder, payment shall be made to Employee’s surviving spouse (if any) or to Employee’s estate if Employee is not married at the time of death. As used herein, the term Permanent and Total Disability shall mean Employee’s inability to perform his job duties hereunder as a result of a physical or mental impairment for nine (9) consecutive months within a twelve (12) month period as determined by Employee’s physician. For the duration of the period during which Employee is unable to perform his duties hereunder as a result of a physical or mental impairment, prior to termination of Employee’s employment, the Company shall appoint an individual to fulfill such duties on an interim basis.

6.Non-Solicitation of Employees. Employee agrees that for a period of one (1) year following termination of employment, Employee will not solicit any officer or key employee of the Company or its subsidiaries or affiliates for the purpose of causing or inducing them to terminate their employment with the Company.

7.Co-Licensee. The Company acknowledges Employee is a co-licensee of the Parallax Trading Model and the Company agrees and acknowledges that Employee shall not be restricted or impaired in any way in enforcing his rights as a co-licensee of the Parallax Trading Model during or after the Term.

8.Other Agreements. Employee represents and warrants to the Company that there is no agreement between him and any other person, firm or corporation concerning the performance of services under this Agreement or which in any way might prevent Employee from performing or conflict with his obligations under this Agreement. Nothing shall be interpreted as precluding Employee from seeking or performing other employment or consulting work, as long as such services or work does not interfere with his duties or conflict with his obligations to the Company under this Agreement or as may be imposed by law.

9.Assignment. This Agreement may not be assigned by either party without the prior written consent of the other.

10.Waiver of Breach. Failure to insist upon strict compliance with any of the terms, promises or conditions of this Agreement shall not be deemed a waiver of such terms, promise or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power, unless specifically stated.

11.Severability. The invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.

12.Modification. This Agreement cannot be amended, changed, modified, or discharged except by an agreement in writing signed by both the Company and Employee. In the event the Company determines that modifications may be necessary to facilitate compliance with the requirements of Section 409A of the Code, the Company and Employee shall cooperate to adopt such modifications.

13.Governing Law. This Agreement and the performance of this Agreement shall be governed by the laws of the state of California.

14.Captions. The captions at the beginning of the several sections of this Agreement are not part of the context hereof but are only guides or labels to assist in locating and reading such sections. They should be given no effect in construing this Agreement.

15.Binding Effect. Except as otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and Employee, his heirs, executors, administrators and legal representatives, provided that the rights and obligations of Employee or the Company hereunder may not be delegated or assigned except as provided in Section 9 hereof. Employee acknowledges that he has had the opportunity to confer with independent legal counsel regarding this Agreement prior to Employee’s execution hereof.

16.Entire Agreement. This Agreement, including the Employee Nondisclosure and Proprietary Rights Assignment Agreement which is incorporated herein, those documents expressly referred to herein, and those documents by which Employee is entitled to compensation, benefits or remuneration under this Agreement, contain the entire agreement of the parties with respect to the subject matter hereof, and no representations, inducements, promises or agreements, oral or written, between the parties, not embodied herein shall have any force or effect.

17.Compliance with Code Section 409A.

(a)The parties intend that income provided to Employee pursuant to this Agreement (and any related agreement, including, but not limited to the Bonus Plan), will not be subject to taxation under Section 409A of the Code and the Treasury Regulations thereunder (collectively, “Section 409A”). The provisions of this Agreement shall be interpreted and construed in favor of such income either being exempt from Section 409A, or if not exempt, satisfying any applicable requirements of Section 409A. The Company shall consult with Employee in good faith regarding the implementation of the provisions of this Section 17.

(b)Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of Employee’s termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of Section 409A shall be paid unless and until Employee has incurred a “separation from service” within the meaning of Section 409A. Furthermore, if Employee is a “specified employee” within the meaning of Section 409A as of the date of Employee’s separation from service, the Company shall, within ten (10) business days after the date of Employee’s separation from service, notify Employee that the Company is applying this Section 17(b) to the payment otherwise due to be paid to Employee and shall acknowledge in writing its obligation to accumulate and hold such amount in trust until paid in accordance with this Section 17(b) and no amount that constitutes a deferral of compensation which is payable on account of Employee’s separation from service shall be paid to Employee before the date which is the first business day of the seventh month after the date of Employee’s separation from service or, if earlier, the date of Employee’s death following such separation from service (the “Delayed Payment Date”). All such amounts that would, but for this Section 17(b), become payable prior to the Delayed Payment Date will be accumulated, held in trust for the benefit of Employee (subject only to the claims of the general creditors of the Company), and paid on the Delayed Payment Date. If a tax liability is created, the Company will withhold and pay any tax owed and the net of tax amount will be held in trust.

(c)It is the intent of the Company and Employee that any right of Employee to receive installment payments hereunder shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

18.Indemnification. In addition to the Company’s obligation to indemnify Employee as required by law or the Company’s internal documents, the Company shall indemnify Employee from and against all losses, damages, expenses, judgments, costs, or fees arising out of or related to Employee’s acts or omissions during the Term, other than acts which led to the termination of Employee’s employment for Cause pursuant to Section 4(a) above and where Employee is not entitled to indemnification for such acts under applicable law.

19.Legal Fees and Expenses. In the event either party hereto institutes any legal proceeding or arbitration for the enforcement or interpretation of this Agreement or because of any alleged dispute, breach, default or misrepresentation in connection with or arising out of the provisions of this Agreement, the prevailing party shall be entitled to receive such party’s reasonable attorneys’ fees and costs incurred in such proceeding in addition to any other relief to which such party may be entitled.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the date first written above.
PICO HOLDINGS, INC.

/s/ Carlos C. Campbell
Name: Carlos C. Campbell
Title: Lead Independent Director

EMPLOYEE

/s/ John R. Hart
John R. Hart